EXHIBIT 21


                           SUBSIDIARIES OF KU ENERGY AND KU




                                                      State or Jurisdiction
             Name                                          of Incorporation

     KU Energy Corporation                                     Kentucky
      KU Capital Corporation*                                  Kentucky
      Kentucky Utilities Company*                         Kentucky and Virginia
         Electric Energy, Inc.**                               Illinois




      * KU Energy Corporation owns 100% of the common stock of KU Capital Corporation and Kentucky Utilities Company.
     ** Kentucky Utilities Company owns 20% of the Common Stock of Electric
        Energy, Inc.























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